< PriceWaterhouseCoopers letterhead >
1250 Rene-Levesque Boulevard West
Suite 3500
Montreal, Quebec
Canada H3B 2G4
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PricewaterhouseCoopers refers to the Canadian firm of PricewaterhouseCoopers
LLP and other members of the worldwide PricewaterhouseCoopers organization.









Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549


August 7, 2002


Commissioners,

We have read the statements made by Consoltex Holdings, Inc. (copy attached), which we understand will be filed with the Commission, pursuant to Item 14 of Form 10, as part of the Company's amendment No. 1 to Form 10 report dated August 7, 2002. We agree with the statements concerning our Firm in such Form 10.

Very truly yours,


/s/PricewaterhouseCoopers LLP